Exhibit 10.17

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between HUDSON PAGE MILL HILL, LLC, a Delaware limited liability company (“Landlord”), and EVOMMUNE, INC., a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibit A (Outline of Premises); Exhibit A-1 (Outline of Reserved Parking Spaces); Exhibit B (Work Letter); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit F-1 (Location of Monument Signs); Exhibit G (Asbestos Notification) and Exhibit H (Form of Letter of Credit).

1 BASIC LEASE INFORMATION

1.1	Date:		June 29, 2025

1.2	Premises.

	1.2.1	“Building”:	1891 Page Mill Road, Palo Alto, California, commonly known as Page Mill Hill.

	1.2.2	“Premises”:	The entire 32,016 rentable square feet of the Building, consisting of (i) 20,936 rentable square feet located on the lower and first floors of the Building and commonly known collectively as Suite 100 and (ii) 11,080 rentable square feet located on the second floor of the Building and commonly known as Suite 200, the outlines and locations of which are set forth in Exhibit A. If the Premises include any floor in its entirety, all corridors and restroom facilities located on such floor shall be considered part of the Premises.

	1.2.3	“Property”:	The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

	1.2.4	“Project”:	The Property or, at Landlord’s discretion, any project containing the Property and any other land, buildings or other improvements.

1.3	Term

	1.3.1	Term:	The term of this Lease (the “Term”) shall begin on the Commencement Date and expire on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

	1.3.2	“Commencement Date”:	The earlier of (i) the first date on which Tenant conducts business in the Premises, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B) is Substantially Complete (defined in Exhibit B), which is anticipated to be January 1, 2026.

However, Tenant may enter the Premises before the Commencement Date, solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personal property in the Premises. Other than the obligation to pay Monthly Rent, all of Tenant’s obligations hereunder shall apply during such period of early entry. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant’s rights to enter the Premises early pursuant to this paragraph if Landlord reasonably determines that such entry is endangering individuals working in the Premises or is delaying completion of the Tenant Improvement Work (defined below).

	1.3.3	“Expiration Date”:	The last day of the 63rd full calendar month beginning on the Commencement Date; provided, however, that if the Commencement Date is not the first day of a month, then the Expiration Date shall be the last day of the 63rd full calendar month beginning immediately after the Commencement Date.
1.4	“Base Rent”:

Period During Term	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Annual Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent
Commencement Date through last day of 12th full calendar month of Term	$3.70	$44.40	$118,459.20
13th through 24th full calendar months of Term	$3.81	$45.73	$122,012.98
25th through 36th full calendar months of Term	$3.93	$47.10	$125,673.37
37th through 48th full calendar months of Term	$4.04	$48.52	$129,443.57
49th through 60th full calendar months of Term	$4.16	$49.97	$133,326.87
61st full calendar month of Term through Expiration Date	$4.29	$51.47	$137,326.68

Notwithstanding the foregoing, Base Rent shall be abated, in the following amounts with respect to the following periods of time: (a) the amount of $118,459.20 with respect to the 1st full calendar month of the Term, and (b) the amount of $137,326.68 with respect to the 63rd full calendar month of the Term.

1.5	Intentionally Omitted.

1.6	“Tenant’s Share”:

17.3318% (based upon a total of 184,724 rentable square feet in the Building).

Notwithstanding any contrary provision hereof, for purposes of the definition of Tenant’s Share, the second sentence of Section 2.1.1, and Sections 2.2 and 4, “Building” means, collectively, the Related Buildings (defined below), and “Property” means, collectively, the Related Buildings, the parcel(s) of land upon which the Related Buildings are located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Related Buildings and the parcels of land upon which such parking facilities and improvements are located. As used herein, “Related Buildings” means, collectively, the 5 buildings located at 1801, 1841, 1881, 1891 and 1899 Page Mill Road, Palo Alto, California; provided, however, that, at Landlord’s option from time to time, any such building, other than the building(s) in which the Premises are located, may be removed from the Related Buildings (whether as a result of a sale or demolition of such building or otherwise) and any building owned by Landlord may be added to the Related Buildings (whether as a result of a purchase or development of such building or otherwise), in which event, effective as of the date of such removal or addition, Tenant’s Share shall be recalculated accordingly.

1.7	“Permitted Use”:	General office use consistent with a first-class office building.

Notwithstanding any contrary provision hereof: (a) the Permitted Use shall exclude the Competing Use (defined below); and (b) Tenant shall neither use, nor permit (pursuant to a sublease or otherwise) any other party to use, any portion of the Premises for the Competing Use. As used herein, “Competing Use” means a shared executive suites office center.

1.8.	“Security Deposit”:	$ 0.00, as more particularly described in Section 21.

	Prepaid Base Rent:	$ 118,459.20, as more particularly described in Section 3.

	Prepaid Additional Rent:	$ 71,715.84, as more particularly described in Section 3.

1.9	Parking:	93 unreserved parking spaces, at the rate of $0.00 per space per month.

6 reserved parking spaces in the Parking Facility as more particularly set forth on Exhibit A-1, at the rate of $0.00 per space per month.

1.10	Address of Tenant:	Before the Commencement Date:

Evommune, Inc.
1841 Page Mill Road, Suite 150
Palo Alto, California
Attn: Luis Pena

From and after the Commencement Date:

At the Premises. Attn: Luis Pena

with a copy to:

Crowell & Moring LLP
515 South Flower Street, 41st Floor
Los Angeles, California 90071
Attention: Scott J. Moore, Esq.

1.11	Address of Landlord:	Hudson Page Mill Hill, LLC
c/o Hudson Pacific Properties
333 Twin Dolphin Drive, Suite 100
Redwood City, California 94065
Attn: Building manager

with copies to:

Hudson Page Mill Hill, LLC
c/o Hudson Pacific Properties
333 Twin Dolphin Drive, Suite 100
Redwood City, California 94065
Attn: Managing Counsel

and

Hudson Page Mill Hill, LLC
c/o Hudson Pacific Properties
11601 Wilshire Boulevard, Suite 900
Los Angeles, California 90025
Attn: Lease Administration

1.12	Broker(s):	Cushman & Wakefield (“Tenant’s Broker”), representing Tenant, and Newmark (“Landlord’s Broker”), representing Landlord.

1.13	Building HVAC Hours and Holidays:	“Building HVAC Hours” means 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and, at Landlord’s discretion, any other locally or nationally recognized holiday that is observed by other Comparable Buildings (defined in Section 25.10) (collectively, “Holidays”).

1.14	“Tenant Improvements”:	Defined in Exhibit B, if any.

1.15	“Guarantor”:	None.

2 PREMISES AND COMMON AREAS.

2.1	The Premises.

2.1.1 Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 1.2.2 and the rentable square footage of the Building is as set forth in Section 1.6. At any time Landlord may deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within 10 business days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

2.1.2 Except as expressly provided herein, the Premises are accepted by Tenant in their configuration and condition existing on the date hereof (or in such other configuration and condition as any existing tenant of the Premises may cause to exist in accordance with its lease), without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the configuration or condition of the Premises, the Building or the Project or their suitability for Tenant’s business.

2.2 Common Areas. Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit D), any portions of the Property that are designated from time to time by Landlord for such use (the “Common Areas”).

3 RENT. Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction, at the place Landlord may designate from time to time, in money of the United States of America that, at the time of payment, is legal tender for the payment of all obligations. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Section 4.2.2) and Taxes

(defined in Section 4.2.3) (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder and the installment of Additional Rent for Expenses and Taxes for the first full calendar month for which such Additional Rent is payable hereunder shall be paid upon the Commencement Date. Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in such month. Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date, Tenant shall pay Landlord a late charge equal to 5% of the overdue amount (provided, however, that such late charge shall not apply to any such delinquency unless either (i) such delinquency is not cured within five (5) business days after notice from Landlord, or (ii) Tenant previously received notice from Landlord of a delinquency that occurred earlier in the same calendar year); and (b) any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 18% per annum or the highest rate permitted by Law (defined in Section 5). Tenant’s covenant to pay Rent is independent of every other covenant herein.

4 EXPENSES AND TAXES.

4.1 General Terms. In addition to Base Rent, Tenant shall pay, in accordance with Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of (a) Tenant’s Share of Expenses for such Expense Year, plus (b) Tenant’s Share of Taxes for such Expense Year. Tenant’s Share of Expenses and Tenant’s Share of Taxes for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

4.2 Definitions. As used herein, the following terms have the following meanings:

4.2.1 “Expense Year” means each calendar year in which any portion of the Term occurs.

4.2.2 “Expenses” means all expenses, costs and amounts that Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property. Landlord shall act in a reasonable manner in incurring Expenses. Expenses shall include (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm- drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any governmentally-mandated transportation- management or similar program; (iii) the cost of all insurance premiums and deductibles (provided, however, that earthquake insurance deductibles shall not exceed 5.0% of the total insurable value of the Project per occurrence (and any such earthquake insurance deductible shall be amortized by Landlord over 10 years) and any other insurance deductibles shall not exceed $100,000.00 per occurrence); (iv) the cost of landscaping and relamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) a management fee in the amount (which fee may be imputed if Landlord has internalized management or otherwise acts as its own property manager and which fee is hereby acknowledged to be reasonable) of 3% of gross annual receipts from the Property (excluding the management fee), together with other fees and costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) the fair rental value of any management office space; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training, uniforms, and employee enrichment for such persons; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to reduce current or future Expenses or enhance the safety or security of the Property or its occupants, (B) replacements or modifications of the nonstructural portions of the Base Building (defined in Section 5) or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (C) required under any Law (except to the extent that such Law was in effect and required the installation of such capital improvements or other items before the date hereof); (xiii) intentionally omitted; and (xiv) payments under any existing or future reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.

Notwithstanding the foregoing, Expenses shall not include: (a) capital expenditures not described in clauses (xi) or (xii) above (in addition, to the extent that any capital expenditure is included in Expenses pursuant to this Section 4.2.2., it shall be amortized (including actual or imputed interest on the amortized cost) over the lesser of (i) the useful life of the item purchased through such capital expenditure, as reasonably determined by Landlord, or (ii) the period of time that Landlord reasonably estimates will be required for any Expense savings resulting from such capital expenditure to equal such capital expenditure; provided, however, that any capital expenditure that is included in Expenses solely on the grounds that it is intended to reduce current or future Expenses shall be so amortized over the period of time described in the preceding clause (ii)); (b) depreciation; (c) principal payments of mortgage or other non-operating debts of Landlord; (d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds; (e) costs of leasing space in the Building, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants; (f) costs of selling, financing or refinancing the Building; (g) fines, penalties or interest resulting from late payment of Taxes or Expenses; (h) organizational expenses of creating or operating the entity that constitutes Landlord; (i) damages paid to Tenant hereunder or to other tenants of the Building under their respective leases; (j) amounts (other than management fees) paid to Landlord’s affiliates for services, but only to the extent such amounts exceed the prices charged for such services by parties having similar skill and experience; (k) fines or penalties resulting from any violations of Law, negligence or willful misconduct of Landlord or its employees, agents or contractors; (l) advertising and promotional expenses; (m) Landlord’s charitable and political contributions; (n) ground lease rental; (o) attorney’s fees and other expenses incurred in connection with negotiations or disputes with tenants or other occupants of the Building; (p) costs of services or benefits made available to other tenants of the Building but not to Tenant; (q) costs of purchasing or leasing major sculptures, paintings or other artwork (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building); (r) any expense for which Landlord has received actual reimbursement from a third party (other than from a tenant of the Building pursuant to its lease); (s) costs of curing defects in design or original construction of the Property; (t) costs that Landlord is entitled to recover under a warranty, except to the extent it would not be fiscally prudent to pursue legal action to recover such costs;(u) expenses (other than Parking Expenses (defined below)) of operating any commercial concession at the Project; (v) Parking Expenses (defined below), except to the extent Parking Expenses exceed parking revenues on an annual basis (as used herein, “Parking Expenses” means costs of operating, maintaining and repairing the Parking Facility, including costs of parking equipment, tickets, supplies, signs, cleaning, resurfacing, restriping, parking-garage management fees, and the wages, salaries, employee benefits and taxes for individuals working exclusively in the Parking Facility; provided, however, that Parking Expenses shall exclude (i) capital expenses, and (ii) costs of electricity, janitorial service, elevator maintenance and insurance); (w) reserves; (x) bad debt expenses; (y) costs of cleaning up Hazardous Materials, except for routine cleanup performed as part of the ordinary operation and maintenance of the Property (as used herein, “Hazardous Materials” means any material now or hereafter defined or regulated by any Law or governmental authority as radioactive, toxic, hazardous, or waste, or a chemical known to the state of California to cause cancer or reproductive toxicity, including (1) petroleum and any of its constituents or byproducts, (2) radioactive materials, (3) asbestos in any form or condition, and (4) materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq; the Clean Air Act, 42 U.S.C. §§7401 et seq.;The California Health and Safety Code; The California Water Code; The California Labor Code; The California Public Resources Code; and The California Fish and Game Code.); or (z) wages, salaries, fees or fringe benefits (“Labor Costs”) paid to executive personnel or officers or partners of Landlord (provided, however, that if such individuals provide services directly related to the operation, maintenance or ownership of the Property that, if provided directly by a general manager or property manager or his or her general support staff, would normally be chargeable as an operating expense of a comparable office building, then the Labor Costs of such individuals may be included in Expenses to the extent of the percentage of their time that is spent providing such services to the Property).

If, during any portion of any Expense Year, the Building is not 100% occupied (or a service provided by Landlord to Tenant is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building is entitled to free rent, rent abatement or the like), Expenses for such Expense Year shall be determined as if the Building had been 100% occupied (and all services provided by Landlord to Tenant had been provided by Landlord to all tenants, and no tenant of the Building had been entitled to free rent, rent abatement or the like) during such portion of such Expense Year.

4.2.3 “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property. Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the rent, right to rent or other receipts from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) payments in lieu of taxes under any tax increment financing agreement, abatement agreement, agreement to construct improvements, or other agreement with any governmental body or agency or taxing authority. Any reasonable and actual costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred. Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, estate taxes, federal and state income taxes, and other taxes to the extent (x) applicable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Property), or (y) measured solely by the square footage, rent, fees, services, tenant allowances or similar amounts, rights or obligations described or provided in or under any particular lease, license or similar agreement or transaction at the Building; (ii) any Expenses, and (iii) any items required to be paid or reimbursed by Tenant under Section 4.5.

4.3 Allocation. Landlord, in its reasonable discretion, may equitably allocate Expenses among office, retail or other portions or occupants of the Property. If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property.

4.4 Calculation and Payment of Expenses and Taxes.

4.4.1 Statement of Actual Expenses and Taxes; Payment by Tenant. Landlord shall give to Tenant, after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses and Taxes for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4.

4.4.2 Statement of Estimated Expenses and Taxes. Landlord shall give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses (the “Estimated Expenses”) and Taxes (the “Estimated Taxes”) for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent coming due at least 30 days after such receipt, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes, as such amounts are set forth in the previous Estimate Statement. Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4.

4.4.3 Retroactive Adjustment of Taxes. Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Taxes, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

4.5 Charges for Which Tenant Is Directly Responsible. Notwithstanding any contrary provision hereof, Tenant, promptly upon demand, shall pay (or if paid by Landlord, reimburse Landlord for) each of the following to the extent levied against Landlord or Landlord’s property: (a) any tax based upon or measured by (i) the cost or value of Tenant’s trade fixtures, equipment, furniture or other personal property, or (ii) the cost or value of the Leasehold Improvements (defined in Section 7.1) to the extent such cost or value exceeds that of a Building-standard build-out, as determined by Landlord; (b) any rent tax, sales tax, service tax, transfer tax, value added tax, use tax, business tax, gross income tax, gross receipts tax, or other tax, assessment, fee, levy or charge measured solely by the square footage, Rent, services, tenant allowances or similar amounts, rights or obligations described or provided in or under this Lease; (c) any tax assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property; and (d) any tax assessed on this transaction or on any document to which Tenant is a party that creates an interest or estate in the Premises.

4.6 Books and Records. Within 90 days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expenses and/or Taxes for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within 90 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Statement. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California with experience reviewing books and records kept for Comparable Buildings and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review; provided, however, that if Landlord and Tenant determine that the sum of Expenses and Taxes for the Expense Year in question was overstated by more than 5%, Landlord, within 30 days after receiving paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review (not to exceed $5,000.00). The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date. If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment, or pay Landlord the amount of its underpayment, against or with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within 30 days after such determination.

5 USE; COMPLIANCE WITH LAWS.

5.1 Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, damages the reputation of the Project, interferes with, injures or annoys other occupants of the Project, or constitutes a nuisance. Tenant, at its expense, shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, occupancy and, other than with respect to elements of the Base Building, the condition and configuration of the Premises, or (iii) any Supplemental Systems (defined below) serving the Premises, whether located inside or outside of the Premises. If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. If a change to any Common Area or the Base Building becomes required under Law (or if any such requirement is enforced) as a result of any Tenant-Requested Improvement (defined below) that is not of a type customarily required for general office use, any trade fixture that is not of a type customarily required for general office use or because any use of the Premises that is not general office use, then Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 5% of the cost of such change. As used herein, “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties. As used herein, “Supplemental System” means any Unit (defined in Section 25.5), supplemental fire-suppression system, kitchen (including any hot water heater, dishwasher, garbage disposal, insta-hot dispenser, or plumbing), shower or similar facility, or any other system that would not customarily be considered part of the base building of a first-class multi-tenant office building. As used herein, “Base Building System” means any mechanical (including HVAC), electrical, plumbing or fire/life-safety system serving the Building, other than a Supplemental System. As used herein, “Base Building” means the structural portions of the Building, together with the Base Building Systems. As used herein, “Tenant-Requested Improvement” means any Leasehold Improvements (defined in Section 7.1 below) installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party.

5.2 Landlord, at its expense (subject to Section 4), shall cause the Base Building and the Common Areas to comply with all Laws (including the Americans with Disabilities Act (“ADA”)) to the extent that (a) such compliance is necessary for Tenant to use the Premises for general office use in a normal and customary manner and for Tenant’s employees and visitors to have reasonably safe access to and from the Premises, or (b) Landlord’s failure to cause such compliance would impose liability upon Tenant under Law; provided, however, that Landlord shall not be required to cause or pay for such compliance to the extent that (x) Tenant is required to cause or pay for such compliance under Section 5.1 or 7.3 or any other provision hereof, or (y) non-compliance arises under any provision of the ADA other than Title III thereof. Notwithstanding the foregoing, Landlord may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that (i) no cost or liability shall be imposed upon Tenant as a result of such contest, and (ii) after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment.

6 SERVICES.

6.1 Standard Services. Landlord shall provide the following services on all days (unless otherwise stated below): (a) subject to limitations imposed by Law, customary heating, ventilation and air conditioning (“HVAC”) in season during Building HVAC Hours, stubbed to the Premises; (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) janitorial services to the Premises, except on weekends and Holidays; (e) elevator service (subject to scheduling by Landlord, for any freight service); and (f) access to the Building for Tenant and its employees, 24 hours per day/7 days per week, subject to the terms hereof and such access control or monitoring systems as Landlord may reasonably impose, including sign-in procedures and/or presentation of identification cards.

6.2 Above-Standard Use. Landlord shall provide HVAC service outside Building HVAC Hours if Tenant gives Landlord such prior notice and pays Landlord such hourly cost per zone as Landlord may require; provided, however, Tenant shall be entitled to 12 hours per month of free HVAC service during non-Building HVAC Hours. The parties acknowledge that, as of the date hereof, Landlord’s charge for HVAC service outside Building HVAC Hours is $64.00 per hour per zone, subject to change from time to time. Tenant shall not, without Landlord’s prior consent, use equipment that may affect the temperature maintained by the air conditioning system or consume above-Building-standard amounts of any water furnished for the Premises by Landlord pursuant to Section 6.1. If Landlord reasonably determines, based on objective data, that Tenant’s consumption of electricity or water exceeds the rate that Landlord reasonably determines, based on objective data, is standard for the Building, and if Landlord provides Tenant with reasonable documentation of such determinations, Tenant shall pay Landlord, upon billing, the actual out-of-pocket cost of such excess consumption, including any costs of installing, operating and maintaining any equipment that is installed in order to supply or measure such excess electricity or water. The connected electrical load of Tenant’s incidental-use equipment shall not exceed the Building-standard electrical design load, and Tenant’s electrical usage shall not exceed the capacity of the feeders to the Project or the risers or wiring installation.

6.3 Interruption. Subject to Section 11, any failure to furnish, delay in furnishing, or diminution in the quality or quantity of any service resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption, or event of Force Majeure (defined in Section 25.2) (each, a “Service Interruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than three (3) consecutive business days after notice from Tenant to Landlord by a Service Interruption that (a) does not result from a Casualty (defined in Section 11), a Taking (defined in Section 13) or an Act of Tenant (defined in Section 10.1), and (b) can be corrected through Landlord’s reasonable efforts, then, as Tenant’s sole remedy, Monthly Rent shall abate for the period beginning on the day immediately following such 3-business-day period and ending on the day such Service Interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible and not occupied by Tenant.

7 REPAIRS AND ALTERATIONS.

7.1 Repairs. Subject to Section 11, Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises, and keep the Premises in as good condition and repair as existed when Tenant took possession and as thereafter improved, except for reasonable wear and tear, damage due to a Casualty (defined below), or a Taking (defined below) and repairs that are Landlord’s express responsibility hereunder. Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, including any Tenant Improvements, any Alterations (defined in Section 7.2), and any leasehold improvements installed pursuant to any prior lease (the “Leasehold Improvements”), but excluding the Base Building; (b) any Supplemental Systems serving the Premises, whether located inside or outside of the Premises; and (c) all Lines (defined in Section 23) and trade fixtures. Notwithstanding the foregoing, if a Default (defined in Section 19.1) or an emergency exists, Landlord may, at its option, perform such maintenance and repairs on Tenant’s behalf, in which case Tenant shall pay Landlord, upon demand, the cost of such work plus a coordination fee equal to 5% of such cost. Landlord shall perform all maintenance and repairs to (i) the roof and exterior walls and windows of the Building, (ii) the Base Building, and (iii) the Common Areas.

7.2 Alterations. Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facility or other system serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than 30 days before commencement of work and shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, provided that Landlord receives 10 business days’ prior notice, Landlord’s prior consent shall not be required for any Alteration that (i) is reasonably estimated (together with any other Alterations performed without Landlord’s consent pursuant to this sentence during the 12- month period ending on the date of such notice) to cost less than $100,000.00; (ii) is not visible from outside the Premises; (iii) does not affect any system or structural component of the Building; and (iv) does not require work to be performed inside the walls or above the ceiling of the Premises. For any Alteration, (a) Tenant, before beginning work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; (b) Landlord, in its discretion, may require Tenant to obtain security for performance satisfactory to Landlord; (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, full and final lien waivers, and all governmental approvals; and (d) Tenant shall pay Landlord upon demand (i) Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work, and (ii) a coordination fee equal to 5% of the cost of the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.

7.3 Tenant Work. Before beginning any Alteration or any work affecting Lines (collectively, “Tenant Work”), Tenant shall deliver to Landlord, and obtain Landlord’s approval of (which approval shall not be unreasonably withheld, conditioned or delayed), (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance in amounts and coverages as Landlord may reasonably require; and (c) any required governmental permits. Tenant shall perform all Tenant Work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s construction rules and regulations; and (iii) in a manner that does not impair the Base Building. If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance. Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3. In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project.

8 LANDLORD’S PROPERTY. All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing, if any Tenant- Requested Improvements (other than any Unit, which shall be governed by Section 25.5) are not, in Landlord’s reasonable judgment, Building-standard, then before the expiration or earlier termination hereof, Tenant shall, at Tenant’s expense, and except as otherwise notified by Landlord, remove such Tenant-Requested Improvements, repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its configuration and condition existing before the installation of such Tenant-Requested Improvements. If Tenant fails to timely perform any work required under the preceding sentence, Landlord may perform such work at Tenant’s expense. When Landlord approves any Tenant Improvements or Alterations (or, in the case of any Tenant Improvements or Alterations not requiring Landlord’s approval hereunder, within 10 business days after Tenant’s request), Landlord shall identify any such Tenant Improvements or Alterations that, in Landlord’s judgment, are not Building- standard and therefore subject to removal by Tenant at the expiration or earlier termination of this Lease pursuant to the terms of this Section 8 (and if Landlord fails to do so, such Tenant Improvements or Alterations shall be deemed Building-standard).

9 LIENS. Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant shall remove any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10 INDEMNIFICATION; INSURANCE.

10.1 Waiver and Indemnification. Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to person or property (or resulting from the loss of use thereof), except to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any cause in, on or about the Premises, or (b) any negligence, willful misconduct or breach of this Lease of or by Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees (each, an “Act of Tenant”), except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party. Landlord shall indemnify, defend, protect, and hold Tenant, its (direct or indirect) owners, and their respective beneficiaries, trustees, officers, directors, employees and agents (including Tenant, the “Tenant Parties”) harmless from any Claim that is imposed or asserted by any third party and arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Tenant Party.

10.2 Tenant’s Insurance . Tenant shall maintain the following coverages in the following amounts:

10.2.1 Commercial General Liability Insurance, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Five Million Dollars ($5,000,000) per occurrence and Six Million Dollars ($6,000,000), in the annual aggregate, which shall apply separately to each location of Tenant, including products liability coverage if applicable, blanket contractual coverage including written contracts, and personal and bodily injury coverage, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in this Lease.

10.2.2 Property Insurance covering (i) all improvements in the Premises (“Tenant-Insured Improvements”) and (ii) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant. Such insurance shall be written on a special cause of loss or all risk form for physical loss or damage, for the full replacement cost value (subject to deductible amounts not exceeding $10,000.00) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion (and providing business interruption, loss of income and extra expense insurance covering any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment) and covering all other perils, failures or interruptions sufficient to cover a period of interruption of not less than twelve (12) months).

10.2.3 Workers’ Compensation statutory limits and Employers’ Liability limits of $1,000,000.

10.3 Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VIII. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least 10 days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement (or an excerpt from the policy) naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement (or an excerpt from the policy) designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement (or policy excerpt) shall be binding on Tenant’s insurance company. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with certificates of coverage in a timely manner, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate that is at the lesser of 18% per annum or the highest rate permitted by Law) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to primary, excess and or blanket/umbrella policies obtained by Tenant, provided such policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

10.4 Subrogation. Notwithstanding any provision in this Lease to the contrary (but subject to the provisions set forth in Section 11 below as well as the provisions set forth in Sections 4 and 8 of Exhibit D hereto) each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance. For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5 Additional Insurance Obligations. Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 10, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested (not more than once in any 36-month period) by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings. Tenant agrees that it will not, at any time, during the Term, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase Landlord’s insurance rates upon the Project. Tenant agrees to pay Landlord forthwith upon demand the amount of any increase in Landlord’s premiums for insurance that may be carried during the Term of this Lease, or the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about the Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. Tenant shall, at its own expense, comply with the requirements of Landlord’s insurance providers applicable to the Premises including, without limitation, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

10.6 Landlord’s Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Expenses: (a) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, combined primary and excess/umbrella limits of at least $3,000,000 each occurrence and $4,000,000 annual aggregate; (b) Special Cause of Loss or All Risk Insurance on the Building at replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Law; and (d) Employers Liability Coverage to the extent required by Law.

11 CASUALTY DAMAGE. With reasonable promptness after discovering any damage to the Premises (other than trade fixtures), or to any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot be substantially completed within 270 days after the date of Casualty, either party may terminate this Lease upon 60 days’ notice to the other party delivered within 10 days after Landlord’s delivery of such estimate. Within 90 days after discovering any damage to the Project resulting from any Casualty, Landlord may, whether or not the Premises are affected, terminate this Lease by notifying Tenant if (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; (ii) any damage to Landlord’s property is not fully covered by Landlord’s insurance policies plus any applicable deductibles (other than deductibles with respect to earthquake damage); (iii) Landlord decides to rebuild the Building or Common Areas so that it or they will be substantially different structurally or architecturally; (iv) the damage occurs during the last 12 months of the Term; or (v) any owner, other than Landlord, of any damaged portion of the Project does not intend to repair such damage. Tenant shall have the right to terminate this Lease if: (a) there is less than one (1) year of the Term remaining on the date of the Casualty; (b) the Casualty was not caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors; and (c) Tenant provides Landlord with written notice of its intent to terminate within 30 days after the date of Tenant’s receipt of the estimate of the time required to substantially complete the Landlord Repairs. If this Lease is not terminated pursuant to this Section 11, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other events of Force Majeure. The Landlord Repairs shall restore the Premises (other than trade fixtures) and any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to or tenantability of the Premises. Notwithstanding Section 10.4, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2 with respect to any Tenant-Insured Improvements, and if the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess (the “Excess”) to Landlord within 30 days after Landlord’s demand; provided, however, that if (a) the Casualty was not caused by the negligence or willful misconduct of any Tenant Party, and (b) the amount of such insurance proceeds (or, if greater, the amount of insurance proceeds Tenant would have been entitled to receive if it had maintained the property insurance required under Section 10.2), together with any self-insured retention or deductible, is less than the amount, if any, by which the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds $100,000.00 (such shortfall being referred herein to as the “Shortfall”), then (x) Tenant may terminate this Lease by providing Landlord with 15 business days’ prior notice (which notice shall include reasonable documentation of the Shortfall) within 15 days after receiving such demand (the “Tenant Notice Period”); provided further, however, that Landlord, by notifying Tenant within 10 business days after receiving such notice and documentation, may cancel such termination, in which event Tenant’s obligation to pay the Excess shall not exceed $100,000.00; and (y) if this Lease is not terminated pursuant to the preceding clause (x) and Landlord delays performance of the Landlord Repairs until the earliest of (i) the date, if any, on which Tenant notifies Landlord that Tenant waives its right to so terminate this Lease, (ii) the expiration of the Tenant Notice Period without Tenant giving Landlord notice of such termination, or (iii) if Tenant gives such notice before the expiration of the Tenant Notice Period, the date on which Landlord notifies Tenant that Landlord cancels such termination, then, for purposes of determining the period of any abatement of Monthly Rent pursuant to this Section 11, the Landlord Repairs shall be deemed to have been completed on the date on which Landlord reasonably estimates such completion would have occurred in the absence of such delay. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises (other than trade fixtures) or any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is inaccessible or untenantable and is not occupied by Tenant, Monthly Rent shall be abated in proportion to the rentable square footage of such portion of the Premises.

12 NONWAIVER. No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction. No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13 CONDEMNATION. If any part of the Premises, Building or Project is taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease. If more than 25% of the rentable square footage of the Premises, or any Common Area or portion of the Base Building necessary for access to or tenantability of the Premises, is Taken for more than 180 consecutive days, Tenant may terminate this Lease. Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date. Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert, and hereby assigns to Landlord, any claim it may have for compensation because of any Taking; provided, however, that Tenant may file a separate claim for any Taking of Tenant’s personal property or any trade fixtures that Tenant is entitled to remove upon the expiration hereof, and for moving expenses, so long as such claim does not diminish the award available to Landlord or any Security Holder and is payable separately to Tenant. If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible or untenantable by, such Taking and not occupied by Tenant.

14 ASSIGNMENT AND SUBLETTING.

14.1 Transfers. Tenant shall not, without Landlord’s prior consent, assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors, or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (ii) current financial statements of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”). Within 15 business days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer, or (c) its exercise of its rights under Section 14.4. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default. Concurrently with Tenant’s delivery of the Transfer Notice, Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2 Landl ord’ s Consent. Subject to Section 14.4, Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold its consent to a proposed Transfer if:

14.2.1 The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2 The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3 The proposed transferee is a governmental entity or a nonprofit organization; or

14.2.4 Intentionally Omitted; or

14.2.5 The proposed transferee or any of its Affiliates, on the date the Transfer Notice is received, leases or occupies (or, at any time during the 3-month period ending on the date the Transfer Notice is received, has negotiated with Landlord to lease) space in the Project; or

14.2.6 The use to be made of the Contemplated Transfer Space is a use which would be prohibited by any other portion of this Lease or a use which conflicts with any applicable so-called “exclusive” then in favor of another tenant of the Building or Project.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord withholds its consent in breach of this Section 14.2, Tenant’s sole remedies shall be contract damages (subject to Section 20) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer (other than a Change of Control), Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below). As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration (including payment for Leasehold Improvements) paid by the assignee for such assignment, less any reasonable and customary expenses directly incurred by Tenant on account of such assignment, including brokerage fees, legal fees, and Landlord’s review fee, and (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement (less all reasonable and customary expenses directly incurred by Tenant on account of such agreement, including brokerage fees, legal fees, construction costs and Landlord’s review fee exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space. Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment, within 30 days after Tenant receives the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, within 30 days after Tenant receives the rent and other consideration described above.

14.4 Landl ord’ s Ri ght to Recapture. Notwithstanding any contrary provision hereof, except in the case of a Permitted Transfer (defined in Section 14.8), a Change of Control, or a sublease (including any expansion rights) of less than 50% of the rentable square footage of the then existing Premises for a term (including any extension options) of less than 50% of the balance of the Term remaining on the Contemplated Effective Date (excluding any unexercised extension options), Landlord, by notifying Tenant within 15 business days after receiving the Transfer Notice, may terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking spaces to which Tenant is entitled under Section 1.9 shall be deemed adjusted on the basis of the percentage of the rentable square footage of the portion of the Premises retained by Tenant. Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

14.5 Effect of Consent. If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder. No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder. Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.

14.6 Change of Control. As used herein, “Change of Control” means (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of more than 50% of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) in Tenant by one or more parties that neither owned, nor are Affiliates (defined below) of one or more parties that owned, a Controlling Interest in Tenant immediately before such transaction(s). As used herein, “Controlling Interest” means control over an entity, other than control arising from the ownership of voting securities listed on a recognized securities exchange. As used herein, “control” means the direct or indirect power to direct the ordinary management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.

14.7 Effect of Default. If Tenant is in Default, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured. Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8 Permitted Transfers. Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1, permit a Change of Control to occur, sublease any portion of the Premises to an Affiliate of Tenant or assign this Lease to (a) an Affiliate of Tenant (other than pursuant to a merger or consolidation), (b) a successor to Tenant by merger or consolidation, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets (a “Permitted Transfer”), provided that (i) at least 10 business days before the Transfer (provided that if such pre-Transfer notice and delivery are prohibited by a confidentiality agreement or by Law, then within 10 business days after the Transfer), Tenant notifies Landlord of the Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of a sublease, the subtenant executes and delivers to Landlord, at least 10 business days before taking occupancy, an agreement which (A) requires the subtenant to assume all of Tenant’s release, waiver, indemnity and insurance obligations hereunder with respect to the Contemplated Transfer Space and to be bound by each provision hereof that limits the liability of any Landlord Party, and (B) provides that if either a Landlord Party or the subtenant institutes a suit against the other for violation of or to enforce such agreement, or in connection with any matter relating to the sublease or the subtenant’s occupancy of the Contemplated Transfer Space, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees; (iii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, at least 10 business days before the assignment (provided that if such pre-assignment execution and delivery are prohibited by a confidentiality agreement or by Law, then within 10 business days after the assignment), a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder; (iv) in the case of an assignment pursuant to clause (b) above, (A) the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the Transfer that is not less than Tenant’s Net Worth immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 50% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (v) except in the case of a Change of Control, the transferee is qualified to conduct business in the State of California; (vi) in the case of a Change of Control, (A) Tenant is not a closely held professional service firm and (B) Tenant’s Net Worth immediately after the Change of Control is not less than its Net Worth immediately before the Change of Control; and (vii) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14.

15 SURRENDER. Upon the expiration or earlier termination hereof, and subject to Sections 8 and 11 and this Section 15, Tenant shall surrender possession of the Premises to Landlord in as good condition and repair as existed when Tenant took possession and as thereafter improved, except for reasonable wear and tear, damage due to a Casualty, or a Taking and repairs that are Landlord’s express responsibility hereunder. Before such expiration or termination, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal. If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs). If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

16 HOLDOVER. If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-month basis without reduction for any partial month) at a rate equal to 150% of the Monthly Rent applicable during the last calendar month of the Term. Nothing in this Section 16 shall limit Landlord’s rights or remedies or be deemed a consent to any holdover. If Landlord is unable to deliver possession of the Premises to, or perform improvements for, a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord, but only to the extent that such damages result from the occurrence or continuation of such holdover more than 30 days after notice from Landlord that Landlord has entered into, or will enter into, a lease with such new tenant.

17 SUBORDINATION; ESTOPPEL CERTIFICATES; FINANCIALS. This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs its obligations hereunder. Within 10 business days after Landlord’s request, Tenant shall execute such further instruments as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement. Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure. Landlord represents and warrants to Tenant that, as of the date hereof, there are no mortgages or deeds of trust secured by Landlord’s ground lease interest in the Building and/or by Landlord’s ground lease interest in the Project. Notwithstanding the foregoing, Tenant’s agreement to subordinate this Lease to a future mortgage or future deed of trust secured by Landlord’s interest in the Project shall not be effective unless Landlord has provided Tenant with a commercially reasonable non-disturbance agreement from the security holder. Within 10 business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers. Within 10 days after Tenant’s receipt of Landlord’s written request (but no more than once each calendar year), Tenant shall provide Landlord with its current financial statement and its financial statements for the prior three (3) calendar or fiscal years (if Tenant’s fiscal year is other than a calendar year). Any such statements shall be prepared in accordance with generally accepted accounting principles and, if the normal practice of Tenant, shall be audited by an independent certified public accountant.

18 ENTRY BY LANDLORD. At all reasonable times and upon 24 hours’ prior notice to Tenant, (provided that no such notice shall be required in cases of an emergency), Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last nine (9) months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations. At any time and without notice to Tenant, Landlord may enter the Premises to perform required services. If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations. In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises. No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.

19 DEFAULTS; REMEDIES.

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default”:

19.1.1 Any failure by Tenant to pay any Rent (or deliver any Security Deposit, Letter of Credit, or similar credit enhancement required hereunder) when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any breach by Tenant of any other provision hereof where such breach continues for 30 days after notice from Landlord; provided that if such breach cannot reasonably be cured within such 30-day period, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period, thereafter diligently pursues such cure, and completes such cure within 60 days after Landlord’s notice; or

19.1.3 Abandonment of the Premises by Tenant; or

19.1.4 Any breach by Tenant of Section 17 or 18 where such breach continues for more than two (2) business days after notice from Landlord; or

19.1.5 Tenant becomes in breach of Section 25.3(c) or (d).

If Tenant, by repeating substantially the same act or omission, breaches a particular provision hereof (other than a provision requiring payment of Rent), and Landlord notifies Tenant of such breach, on three (3) separate occasions during any 12-month period, and if such breaches are collectively material, then Tenant’s subsequent breach of such provision by commission of substantially the same act or omission shall be, at Landlord’s option, an incurable Default. The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2 Remedies Upon Default. Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any additional notice or demand:

19.2.1 Landlord may terminate this Lease, in which event Landlord may recover from Tenant the following:

(a) The worth at the time of award of the unpaid Rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e) At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 3(b) above. As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2 Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof. The parties intend that this Lease and Tenant’s obligations hereunder are binding on Tenant and (unless otherwise explicitly set forth in this Lease) will not be reduced or otherwise excused by any future events or circumstances, whether foreseeable or unforeseeable, even if such circumstances substantially affect Tenant’s business, profitability or ability to operate in the Premises (unless such inability to operate is due to a default by Landlord pursuant to Section 19.4 below, in which case Section 19.4 shall control) and Tenant waives the right to claim equitable relief from its obligations hereunder.

19.3 Efforts to Relet. Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release

Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275, California Code of Civil Procedure §§ 1174(c) and 1179, and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4 Landlord Default. Landlord shall not be in default hereunder unless it fails to begin within 30 days after notice from Tenant, or fails to pursue with reasonable diligence thereafter, the cure of any breach by Landlord of its obligations hereunder. Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

20 LANDLORD EXCULPATION. Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to the Landlord’s interest in the Building; (b) Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment or award against any Landlord Party; (c) no Landlord Party shall have any liability for any judgment or deficiency, and Tenant waives and releases such liability on behalf of itself and all parties claiming by, through or under Tenant; and (d) no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage. For purposes of this Section 20, “Landlord’s interest in the Building” shall include rents paid by tenants, insurance proceeds, condemnation proceeds, and proceeds from the sale of the Building (collectively, “Owner Proceeds”); provided, however, that nothing in this sentence shall diminish any right Tenant may have under Law, as a creditor of Landlord, to initiate or participate in an action to recover Owner Proceeds from a third party on the grounds that such third party obtained such Owner Proceeds when Landlord was, or could reasonably be expected to become, insolvent or in a transfer that was preferential or fraudulent as to Landlord’s creditors.

21 SECURITY DEPOSIT. Concurrently with its execution and delivery hereof, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder. If Tenant breaches any provision hereof, Landlord may, at its option, without limiting its remedies and without notice to Tenant, apply all or part of the Security Deposit to cure such breach and compensate Landlord for any loss or damage caused by such breach, including any damage for which recovery may be made under California Civil Code § 1951.2. If Landlord so applies any portion of the Security Deposit, Tenant, within five (5) business days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 30 days after the latest to occur of (a) the expiration of the Term, or (b) Tenant’s surrender of the Premises as required hereunder; provided, however, that if Landlord estimates in good faith that Tenant may be required to make a payment to Landlord under Section 4.4.1 (and/or to otherwise cure any breach by Tenant of any provision hereof), Landlord may retain such unapplied portion of the Security Deposit, to the extent of the estimated amount of such payment (and/or cure, as applicable), until the date occurring 60 days after determination of the final Rent due from Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

22 RELOCATION. Intentionally Omitted.

23 COMMUNICATIONS AND COMPUTER LINES. All Lines installed pursuant to this Lease shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Landlord may designate specific contractors for work relating to vertical Lines. Sufficient spare cables and space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage. As used herein, “Lines” means all communications or computer wires and cables serving the Premises which either (a) were installed by or at the direction of the Tenant or (b) existed prior to the date of this Lease, but which are used by Tenant.

24 PARKING. Tenant may park in the Building’s parking facilities (the “Parking Facility”), in common with other tenants of the Building, upon the following terms and conditions. Tenant shall not use more than the number of unreserved and/or reserved parking spaces set forth in Section 1.9. Tenant shall pay Landlord any fees, taxes or other charges imposed by any governmental or quasi-governmental agency in connection with the Parking Facility, to the extent such amounts are allocated to Tenant by Landlord based on the number and type of parking spaces Tenant is entitled to use. Tenant shall comply with all rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facility, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility. Landlord may, in its discretion, allocate and assign parking passes among Tenant and the other tenants in the Building. Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant or its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facility, and, in connection therewith, temporarily deny or restrict access to the Parking Facility, in each case without abatement of Rent or liability to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the rights of control reserved herein by Landlord, (ii) Tenant shall enter into a parking agreement with such parking operator, (iii) Tenant shall pay such parking operator, rather than Landlord, any charge established hereunder for the parking spaces, and (iv) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s negligence or willful misconduct. Tenant’s parking rights under this Section 24 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 14.

25	MISCELLANEOUS.

25.1 Notices. No notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing; (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.10 or 1.11, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited in the U.S. mail or with a courier service as described above. No provision of this Lease requiring a particular Notice to be in writing shall limit the generality of clause (a) of the first sentence of this Section 25.1.

25.2 Force Majeure. If either party is prevented from performing any obligation hereunder by any strike, act of God, fire, war, terrorist act, shortage of labor or materials, governmental action (including, without limitation, governmentally required evacuations), epidemic, pandemic, public health emergency, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse (or extend any time period for the performance of) (i) any obligation to remit money or deliver credit enhancement, (ii) any obligation under Section 10 or 25.3, or (iii) any of Tenant’s obligations whose breach would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project or result in any liability on the part of any Landlord Party.

25.3 Representations and Covenants. Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Tenant’s execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant (and any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy, (iii) suffered (A) the filing by creditors of an involuntary petition in bankruptcy that is not dismissed within 30 days, (B) the appointment of a receiver to take possession of all or substantially all of its assets, or (C) the attachment or other judicial seizure of all or substantially all of its assets, (iv) admitted in writing its inability to pay its debts as they come due, or (v) made an offer of settlement, extension or composition to its creditors generally; and (d) no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant, any guarantor hereof or any subtenant of Tenant is, or at any time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.4 Signs. Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. If any part of the Premises is located on a multi-tenant floor, Landlord shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building. Such identifying suite signage shall be provided at Landlord’s expense; provided, however, that any changes to such signage made after its initial installation shall be at Tenant’s expense. Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises.

25.5 Supplemental HVAC. If the Premises are served by any supplemental HVAC unit (a “Unit”), then (a) Tenant shall pay the costs of all electricity consumed in the Unit’s operation, together with the cost of installing a meter to measure such consumption; (b) Tenant, at its expense, shall (i) operate and maintain the Unit in compliance with all applicable Laws and such reasonable rules and procedures as Landlord may impose; (ii) keep the Unit in as good working order and condition as existed upon installation (or, if later, when Tenant took possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (iii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Unit, which contract shall require the contractor, at least once every three (3) months, to inspect the Unit and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement; (iv) follow all reasonable recommendations of such contractor; and (v) promptly provide to Landlord a copy of such contract and each report issued thereunder; (c) the Unit shall become Landlord’s property upon installation and without compensation to Tenant; provided, however, that upon Landlord’s request at the expiration or earlier termination hereof, Tenant, at its expense, shall remove any Unit installed by or for the benefit of Tenant pursuant to this Lease and repair any resulting damage (and if Tenant fails to timely perform such work, Landlord may do so at Tenant’s expense); (d) the Unit shall be deemed (i) a Leasehold Improvement (except for purposes of Section 8), and (ii) for purposes of Section 11, part of the Premises; (e) if the Unit exists on the date of mutual execution and delivery hereof, Tenant accepts the Unit in its “as is” condition, without representation or warranty as to quality, condition, fitness for use or any other matter; (f) if the Unit connects to the Building’s condenser water loop (if any), then Tenant shall pay to Landlord, as Additional Rent, Landlord’s standard one-time fee for such connection and Landlord’s standard monthly per-ton usage fee; and (g) if any portion of the Unit is located on the roof, then (i) Tenant’s access to the roof shall be subject to such reasonable rules and procedures as Landlord may impose; (ii) Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenants or licensees; and (iii) Landlord may relocate the Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building. The parties acknowledge and agree that no Unit serves the Premises as of the date of this Lease.

25.6 At t orneys ’ Fees . In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

25.7 Brokers. Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease.

25.8 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the Laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.9 Waiver of Statutory Provisions. Each party waives California Civil Code §§ 1932(2), 1933(4) and 1945. Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 (except subsection (b) thereof) or any similar or replacement section or Law, or (ii) California Code of Civil Procedure §§ 1263.260 or 1265.130 or any similar or replacement section or Law; and (b) any right to terminate this Lease under California Civil Code § 1995.310(b) or any similar or replacement section or Law. Tenant further expressly waives California Civil Code Section 1479, and agrees that Landlord shall have the right to designate which portion of Tenant’s obligations under this Lease are satisfied by a partial payment or to allocate any payment by Tenant to outstanding obligations of Tenant in any order it desires (i.e., Landlord may allocate payments to the earliest amounts outstanding or the most recent, at its discretion).

25.10 Interpretation. As used herein, the capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein. As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting. Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property. As used herein in connection with insurance, the term “deductible” includes self-insured retention. Wherever this Lease prohibits either party from engaging in any particular conduct, this Lease shall be deemed also to require such party to cause each of its employees and agents (and, in the case of Tenant, each of its licensees, invitees and subtenants, and any other party claiming by, through or under Tenant) to refrain from engaging in such conduct. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings (“Comparable Buildings”) that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system. Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party.

25.11 Entire Agreement. This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by both parties.

25.12 Other. Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the cost of such cure. If any provision hereof is void or unenforceable, no other provision shall be affected. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination thereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies. If Tenant is comprised of two or more parties, their obligations shall be joint and several. Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor. So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof. Landlord may transfer its interest herein, in which event (a) to the extent the transferee assumes in writing Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit), Landlord shall be released from, and Tenant shall look solely to the transferee for the performance of, such obligations; and (b) Tenant shall attorn to the transferee. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required for benchmarking purposes or to disclose to a prospective buyer, tenant or mortgage lender under any applicable Law. Landlord reserves all rights not expressly granted to Tenant hereunder, including the right to make alterations to the Project. No rights to any view or to light or air over any property are granted to Tenant hereunder. The expiration or earlier termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Lease may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

25.13 Fitness Center. Subject to the provisions of this Section 25.13, so long as Tenant’s employees execute Landlord’s standard waiver of liability form and pay the applicable one time or monthly fee, if any, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the fitness center (the “Fitness Center”) in the building located at 1841 Page Mill Road, Palo Alto, California. The use of the Fitness Center shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Fitness Center. Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 10.1 of this Lease shall apply to Tenant and the Fitness Center User’s use of the Fitness Center. The costs of operating, maintaining and repairing the Fitness Center may be included as part of Expenses. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Fitness Center (or any other fitness facility) throughout the Term of this Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. In addition, in the event Landlord no longer owns the building located at 1841 Page Mill Road, Palo Alto, California, the rights of Tenant and the users of the Fitness Center to use the Fitness Center may, at Landlord’s option, be terminated. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center shall entitle Tenant to an abatement or reduction in Rent, or constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

25.14 Shower Facility. Subject to the provisions of this Section 25.14, so long as Tenant’s employees execute Landlord’s standard waiver of liability form, Tenant employees (the “Shower Users”) shall be entitled to use the shower facility (the “Shower Facility”) in the Fitness Center. The use of the Shower Facility shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Shower Facility. Landlord and Tenant

acknowledge that the use of the Shower Facility by the Shower Users shall be at their own risk and that the terms and provisions of Section 10.1 of this Lease shall apply to Tenant and the Shower User’s use of the Shower Facility. The costs of operating, maintaining and repairing the Shower Facility shall be included as part of Expenses. Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Shower Facility throughout the Term, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Shower Facility. No expansion, contraction, elimination or modification of the Shower Facility, and no termination of Tenant’s or the Shower User’s rights to the Shower Facility shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

HUDSON PAGE MILL HILL, LLC, a
Delaware limited liability company

By:	Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member

By: Hudson Pacific Properties, Inc., a Maryland corporation, its general partner

	By:	/s/ Mark Lammas
	Name:	Mark Lammas
	Title:	President

TENANT:

EVOMMUNE, INC., a Delaware corporation

By:	/s/ Luis Pena
Name:	Luis Pena
Title:	President and CEO